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EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT (hereinafter referred to as the Agreement is made effective as of the October 15, 2001, by and between Western Gas Resources, Inc., a Delaware corporation, (hereinafter referred to as the "Corporation" or "Company"), and Peter A. Dea, (hereinafter referred to as the "Employee").

WITNESSETH:

    A.  The Corporation, its subsidiaries and affiliates (the "Western Companies") acquire, design, construct and operate natural gas gathering and processing facilities, market, store and transport natural gas, natural gas liquids and sulfur, market electrical power and explore for, develop, and produce oil and gas.

    B.  The Corporation desires to employ Employee as its Chief Executive Officer and President and Employee has agreed to accept such position upon the terms and conditions set forth herein.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

    1.  Employment. Corporation hereby employs the Employee and the Employee hereby accepts such employment with the Corporation upon the terms and conditions hereinafter set forth. The Employee's employment shall commence on November 1, 2001, and continue until May 31, 2005 unless it is earlier terminated in accordance with the provisions of paragraph 12 hereof. Employee's employment may be extended, from time to time, by a written agreement signed by both parties.

    2.  Powers, Duties and Responsibilities.

      a.  Employee shall devote his full time, attention and effort to the business of the Western Companies during the Corporation's normal business hours and during such other times as are reasonably necessary for the proper performance of his responsibilities hereunder, provided that Employee may serve as an outside director for Echo Star, and as a committee member, director, or trustee of selected nonprofit organizations, as long as such activities don't interfere with the performance of his duties under this Agreement.

      b.  Employee's primary duties shall be to act as Chief Executive Officer and President and shall perform the duties customarily associated with such position.

      c.  The Employee shall perform his duties at the Corporation's headquarters in Denver, Colorado.

    3.  Compensation and Bonus.

      a.  For all of the services rendered by Employee pursuant to this Agreement, the Corporation shall pay the Employee an annual base salary of not less than $475,000 (hereinafter referred to as ("Compensation"), payable in accordance with the Corporation's normal pay practices during the term of Employee's employment. In no event shall Employee's current annual base salary be decreased, but it may, from time to time be increased at the discretion of Corporation during the term of this Agreement. The Compensation shall be paid on a calendar-year basis, and shall be pro rated for any partial year.

      b.  In addition to the Employee's Compensation, the Corporation shall pay to the Employee a bonus (the "Incentive Bonus") for each calendar year during the term of his employment, of between fifty-five percent (55%) and one hundred ten percent (110%) of Employee's Compensation paid for such calendar year. The payment of any bonus will be dependent upon whether the actual financial performance of the Corporation meets the budget projections adopted by the Board of Directors for such calendar year. If the Corporation fails to meet its minimum budget expectations, Employee will not receive any Incentive Bonus for that calendar year. Except in the case of death or disability, Employee must be employed by the Corporation at the end of the calendar year (or May 31, 2005, in the case of the last year of this Agreement) in order to receive an Incentive Bonus for that year. The Incentive Bonus for calendar year 2001 shall be based on the Compensation paid to Employee in such year. The criteria for determining the amount of the Incentive Bonus shall be determined by mutual agreement between the Employee and the Board of Directors within 60 days of the effective date of this Agreement. The bonus shall be paid within 60 days following the end of the calendar year.

    4.  Officer Insurance Coverage—Costs of Defense. During the term of Employee's employment and for two (2) years thereafter, the Corporation shall provide to Employee officer liability insurance coverage to cover any claims that may be made arising from his past, present, or future activities on behalf of the Western Companies, in the same manner as such insurance is provided to the other officers of the Corporation, provided that such insurance coverage is available to the Corporation at a reasonable cost. Thereafter, if the Employee wants continuing officer liability insurance coverage, he shall be responsible for the cost thereof.

    5.  Cooperation With Respect to Investigations, Claims or Litigation. During the term of Employee's employment and at all times thereafter, should a Western Company become involved in any investigation, claim, or litigation relating to or arising out of Employee's past, present, or future duties with a Western Company or with respect to any matters which the Employee has knowledge, Employee agrees to fully, and in good faith, cooperate with the Corporation with respect to such investigation, claim, or litigation. The Corporation shall reimburse Employee for his reasonable out-of-pocket expenses incurred to provide such cooperation.

    6.  Indemnification Agreement. Exhibit "A", attached hereto and incorporated herein by reference is an Indemnification Agreement by and between the Corporation and the Employee. The Corporation and the Employee each agree to execute and deliver such Indemnification Agreement concurrently with the execution and delivery of this Agreement. To the extent any provision set forth in the Indemnification Agreement is in conflict with any provision set forth in this Agreement, the provision set forth in the Indemnification Agreement shall govern.

    7.  Employee Benefits.

      a.  During the term of employment, Employee shall be eligible to participate in the employee benefit plans maintained by the Corporation, in accordance with the provisions of such plans, as such plans may be changed from time to time. Employee shall receive five (5) weeks of paid vacation per year, to be taken at such time and manner as to not unreasonably interfere with the performance of his duties. Employee shall have all other benefits provided to or received by other executives of the Company.

      b.  Pursuant to, and as more fully explained in, the stock option agreement attached hereto as Exhibit B and executed herewith, Corporation will provide Employee with 300,000 stock options to purchase common stock of the Corporation, at an exercise price equal to five dollars ($5.00) below the closing price for the Company's stock on the effective date of this Employment

  Agreement (November 1, 2001), with vesting of the stock options to occur over a four year period, in accordance with the following schedule:

Year of Service Completed	Percentage of Options Vested
1	25%
2	25%
3	25%
4	25%

For these purposes, a Year of Service shall be 12 months of full-time employment with the Company during a period beginning September 1, and ending August 31. Employee must be employed on the last day of any such 12-month period in order to have completed a year of service. The Employee hereby agrees and acknowledges that nothing in this Agreement guarantees him the right to any additional grant of stock options. However, the Board of Directors, in its sole discretion, may grant additional stock options to Employee. Employee shall receive registered stock upon the exercise of his options.

    8.  Confidential Information. Employee acknowledges that pursuant to the employment hereunder, Employee occupies a position of trust and confidence. Accordingly, in order to facilitate the performance of this Agreement and the activities contemplated by this Agreement, the Western Companies may disclose to Employee or Employee may develop or obtain certain proprietary or confidential information of the Western Companies. During Employee's employment hereunder and for a period of one (1) year therefrom, Employee hereby agrees not to use or to disclose to any person, other than in the discharge of his duties under this Agreement, any "proprietary or confidential" information of the Western Companies, including, but not limited to, any information concerning the business operations, business strategies, or internal structure of the Western Companies, the customers or clients of the Western Companies, any acquisition strategies of the Western Companies, the gas and other products, marketing or transportation strategies of the Western Companies, its subsidiaries or affiliates, the terms of any gas gathering, processing, marketing, or transportation contracts entered into by the Western Companies, past, present or future research done by the Western Companies respecting the business or operations of the Western Companies, or customers or clients or potential customers or clients of the Western Companies, personnel data of the Western Companies, product or process knowledge, the Employee's work performed for, or relating to or for, any customer or client of any Western Company or the gas or other product pricing for any customer or client of any Western Company, any method or procedure relating or pertaining to projects developed by any Western Company or contemplated by any Western Company to be developed, or any gas gathering, processing, drilling, marketing, transportation project which any Western Company is developing, or any plans or strategy related to the foregoing Information shall not be deemed to be Confidential Information for purposes of this Agreement which: (i) is or hereafter becomes publicly known through no act or omission of the Employee; (ii) is received by Employee without restriction on disclosure from a third party who disclosed the information without violating any restriction on confidentiality or disclosure; (iii) is independently developed by Employee without reference to the Confidential Information and without violation of any confidentiality restriction; or (iv) is divulged by Employee pursuant to statute, regulation, or the order of a court of competent jurisdiction, provided that Employee previously notifies the Corporation so as to allow the Corporation to take appropriate protective measures.

    If the Employee violates this agreement of confidentiality, the Corporation shall, in addition to any other remedy provided by law, be permitted to pursue an action for injunctive relief, monetary damages, or both. The Employee acknowledges that all such information constitutes confidential and/or proprietary information of the Western Companies and agrees that such information shall be kept confidential, such information shall be used solely for the purpose of performing the obligations hereunder or activities contemplated by this Agreement, and that he shall not otherwise disclose or make use of such information, except in response to a court order.

    9.  Non-Solicitation. During Employee's employment hereunder and for a period of six (6) months thereafter, Employee shall not engage in any of the following: (a) hire, offer to hire (or participate in the hiring or offer to hire of) any officer or employee of any Western Company; or (b) directly solicit any current customer of the Corporation at any time during Employee's term of employment with the Corporation. Provided, however, these restrictions shall not apply after a Change of Control, as defined in paragraph 15(a)(2) or as provided in paragraph 17(a). This provision, however, shall not be construed to require the Employee to violate any law forbidding anti-competitive practices or any law regarding anti-trust.

    In addition, nothing contained herein shall prevent Employee from hiring any officer or employee of any Western Company as a result of a general solicitation in a publicly-available publication, including the internet. In the event Employee violates this non-solicitation provision, the Western Company shall, in addition to any other remedy provided by law, be permitted to pursue an action for injunctive relief, monetary damages, or both.

    10. Ownership of Documents. All information, drawings, documents and materials whether in writing, on computer disks, computer hard drive, on magnetic tape or otherwise prepared by the Employee in connection with his employment, or which Employee obtains in the course of or as result of his employment by the Corporation shall be the sole and exclusive property of the Corporation and will be delivered to the Corporation by the Employee on the earlier of a demand by the Corporation or promptly after termination of his employment hereunder, together with all written, computer, magnetic tape or other evidence of the information, drawings, document and materials, if any, furnished by any Western Company to the Employee in connection with the Employee's employment.

    11. Agreement Not To Compete. The parties hereto recognize that the Employee is retained by the Corporation as part of a professional, management and executive staff of the Corporation whose duties include the formulation and execution of management policy. Therefore, the Employee hereby agrees that during the term of his employment hereunder and for a period of six (6) months after the termination of employment, he shall not act or engage in material competition with the activities of or plans of any Western Company as they exist up to the time of the Employee's termination of employment; provided, however, that this agreement not to compete shall terminate in the event of a Change of Control of the Corporation or as provided in paragraph 17. Material competition by the Employee shall mean that the Employee is involved in any business or investment activity, in any capacity including but not limited to an employee, consultant, advisor, agent, shareholder, independent contractor, investor, partner, member, owner or otherwise, which activity directly competes with or has a material adverse economic effect on any of the material business activities or business plans of any Western Company. Material competition shall not include any activity involving the gathering and processing business that is not within 25 miles of one of the Western Companies' existing or planned gathering, processing or generation facilities; an activity involving the storage or hub business for natural gas or natural gas liquids that is not within 100 miles of an existing or planned storage facility of any Western Company; and/or an activity involving the purchase of oil or gas leases, the farming in of such leases or any similar arrangement, that is not within five (5) miles of the boundaries of an existing oil or gas lease of any Western Company. In the event the Employee violates this agreement not to compete, the Corporation shall, in addition to any other remedies provided by law, be permitted to pursue an action for injunctive relief (preliminary or permanent), monetary damages, or both. Provided, however, these restrictions shall not apply after a Change of Control, as defined in paragraph 15(a)(2) or as set forth in paragraph 17.

    12. Termination of Employment. Employee's employment pursuant to this Agreement shall terminate upon the first to occur of the following events:

      a.  The Employee's death.

      b.  The Employee's disability, as that term is defined pursuant to the Corporation's disability insurance plan covering its officers.

      c.  The Employee's written election to terminate employment, to be effective ninety (90) days thereafter unless an earlier effective date is specified by the Corporation, with or without Good Reason.

      d.  The Corporation's written election to terminate Employee's employment without "cause."

      e.  The Corporation's written election to terminate the Employee's employment "for cause."

    Cause.  For purposes of this Agreement, a termination of employment is for "Cause" if the Employee has been convicted of a felony involving moral turpitude or the termination is evidenced by a resolution adopted in good faith by two-thirds of the Board that the Employee (a) intentionally and continually failed substantially to perform his reasonably assigned duties with the Company (other than a failure resulting from the Employee's incapacity due to physical or mental illness or from the Employee's assignment of duties that would constitute "Good reason" as hereinafter defined) which failure continued for a period of at least thirty days after a written notice of demand for substantial performance has been delivered to the Employee specifying the manner in which the Employee has failed substantially to perform, or (b) intentionally engaged in conduct which is demonstrably and materially injurious to the Company; provided, however, that no termination of the Employee's employment shall be for Cause until (x) there shall have been delivered to the Employee a copy of a written notice setting forth that the Employee was guilty of the conduct set forth in this section and specifying the particulars thereof in detail, and (y) the Employee shall have been provided an opportunity to be heard in person by the Board (with the assistance of the Employee's counsel if the Employee so desires). Neither an act nor a failure to act, on the Employee's part shall be considered "intentional" unless the Employee has acted or failed to act with a lack of good faith and with a lack of reasonable belief that the Employee's action or failure to act was in the best interest of the Company. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Employee if Employee has terminated for good reason shall constitute Cause for purposes of this Agreement.

    13. [Section Intentionally Omitted].

    14. Employee's Rights and Obligations Upon Death or Disability. If the Employee's employment is terminated as a result of death or disability, then the Employee shall be entitled to the following in full satisfaction of all of his rights under this Agreement or at law:

      a.  Employee's Right to Compensation and Benefits. Employee shall be entitled to the pro-rata share of Compensation and employee benefits, if any, which have been earned but not paid through the date of Employee's death or disability. Employee shall only be entitled to such additional bonus, if any, which has been previously authorized by the Board of Directors, but has not been paid as of the date of Employee's death or disability. For purposes of this Agreement, a bonus shall be deemed to be authorized on the date that the Board of Directors fixes the criteria to be met in order for the Employee to earn his bonus.

      b.  Employee's Obligations. Notwithstanding such termination of employment, if the Employee is terminated as a result of disability, Employee shall remain bound by the provisions of paragraphs 5, 8, 9, 10 and 11 hereof.

    15. Employee's Rights and Obligations Upon Termination of Employment By the Corporation Without Cause or By Employee for Good Reason. If Employee's employment is terminated by the Corporation without cause pursuant to Section 12(d) herein or by the Employee for Good Reason, then Employee shall be entitled to the following in full satisfaction of his rights under this Agreement or at law:

      a.  Severance Pay.

        (1) Employee shall be entitled to severance pay in an amount equal to his most recent Compensation, plus his Incentive Bonus for the calendar year preceding such termination of employment. Such severance pay will be payable in accordance with the Corporation's normal pay practices over the 12 months following such termination of employment.

        (2) Notwithstanding anything else contained herein, in the event Employee's employment is terminated without cause within one year after a Change of Control of the Corporation (as hereinafter defined), then the Employee shall be entitled to severance pay equal to the sum of three times his most recent Compensation and three times his Incentive Bonus for the calendar year preceding such termination of employment, reduced by any Compensation or severance pay paid or earned but not yet paid to the Employee after the date the Change of Control of the Corporation occurred and before the date of termination of employment. Severance pay pursuant to this paragraph shall be paid to the Employee in a lump sum within 60 days following termination without cause following Change of Control of the Corporation.

        (3) Notwithstanding anything else contained herein, in the event Employee's employment is terminated without cause within one year after a Change of Control of the Corporation (as hereinafter defined), then Employee shall receive either of the following for unvested stock options previously granted to Employee:

          (i)  in the event of a Change of Control in which the Corporation is acquired in a cash purchase, then Employee shall receive a lump sum payment constituting the positive difference between the exercise price of unvested stock options previously granted to Employee and the transaction price of common stock to be paid at Closing; or

          (ii) in the event of a Change of Control in which the Corporation is acquired in a stock purchase, then Employee's stock options which have not vested prior to termination without cause shall be converted to an amount of unqualified options of the acquiring corporation's stock at the original grant price to Employee based upon the conversion rate of the acquiring corporation's stock on the acquisition date, provided such option plan contains the same material terms and conditions as the Stock Option Agreement attached hereto.

        (4) Notwithstanding anything else contained herein, in the event Employee's employment is terminated without cause within sixty (60) days prior to the release of a press release, regarding a Change of Control of the Corporation, then the Employee shall be entitled to severance pay equal to three times his Compensation and Incentive Bonus for the preceding 12-month period, reduced by any Compensation or severance pay paid or payable to the Employee after the date of termination and before the date the Change of Control of the Corporation occurred. Severance pay pursuant to this paragraph shall be payable to the Employee within 60 days following such termination of employment, but before the date of the Change of Control of the Corporation).

        (5) For purposes of this Agreement, "Change of Control of the Corporation" means the acquisition by any person or persons acting in concert (including corporations, partnerships, associations or unincorporated organizations), of legal ownership or beneficial ownership (within the meaning of Rule 13d-3, promulgated by the Securities and Exchange Commission and now in effect under the Securities Exchange Act of 1934 (as amended), of a number of voting shares of capital stock of the Corporation greater than the number of voting shares of capital stock of the Corporation which are then owned, both legally and beneficially (as defined above), by Brion G. Wise, Bill M. Sanderson, Walter L. Stonehocker, Dean Phillips, Ward Sauvage, their immediate families and the companies through which they and their immediate families hold ownership in the Corporation ("the Founders"). None of the Founders shall be counted among those persons acting in concert to acquire ownership unless such Founder, acting in concert with an acquiring person or group (an "Acquiring Group Founder"), votes against the other Founders in an election for the Board of Directors or the modification of the Corporation's certificate of incorporation or bylaws or in the vote to accept or reject a plan of merger, sale of substantially all of the assets of the Corporation or similar proposal. The shares of an Acquiring Group Founder shall be counted in the acquiring group's shares and shall not be counted in the shares of the Founders who are not Acquiring Group Founders.

    "Change of Control" shall also be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, is or becomes the "beneficial owner" (as defined in Rule 13d3 under said Act), directly or indirectly, of securities of the Corporation representing 20% or more of the total voting power represented by the Corporation's then outstanding Voting Securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation and any new director whose election by the Board of Directors or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the Voting Securities of the Corporation outstanding immediately prior thereto continuing to represent (ether by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of (in one transaction or a series of transactions) all or substantially all of the Corporation's assets.

    For purposes of this paragraph, the term Voting Securities means any securities of the Corporation which vote generally in the election of directors.

        (6) In the event of a Change of Control of the Corporation which is not followed by a termination of the Employee without cause, Employee shall continue to serve the Corporation by the performance of the job and duties described in paragraph 2 hereof, and the Employee shall be employed in the Corporation's offices in Denver, Colorado.

      b.  Employee's Right to Compensation and Benefits. Employee shall be entitled to the pro rata share of Compensation and employee benefits, if any, which have been earned but not paid through the date of termination of employment. Employee shall only be entitled to such additional bonus, if any, which has been previously authorized by the Board of Directors, but has not been paid as of the date of termination of employment.

      c.  Employee's Obligations. Notwithstanding such termination of employment, Employee shall remain bound by the provisions of paragraphs 5, 8, 9, 10 and 11 hereof; provided, however, that the Agreement Not to Compete in paragraph 11 shall not apply if there has been a Change of Control.

      d.  Stock Options. Employee's nonvested stock options shall become one hundred percent (100%) vested upon a termination of employment by the Corporation without cause or by Employee with Good Reason. Employee shall have in all events three (3) months in which to exercise his options in the event of his termination unless he is terminated for cause by the Corporation or unless Employee terminates this Agreement without Good Reason.

      e.  Golden Parachute Payments. In the event that there is a Determination (as defined below) that Employee is subject to any excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, or otherwise by reason of (a) any payment or distribution by the Company or its affiliated companies to or for the benefit of Employee (b) the vesting of any stock options awarded to or for the benefit of Employee by the Company or any of its affiliated companies, (c) any other fact or circumstance arising in connection with this Agreement or Employee's employment with the Company (such excise tax, together with any interest or penalties imposed with respect thereto, are hereinafter collectively referred to as the "Excise Tax"), the Company shall make a payment to Employee (the "Grossed-Up Payment") in an amount such that after payment by Employee of all taxes (including any interest and penalties imposed with respect to such taxes), including without limitation, any income taxes and excise taxes, imposed upon the Grossed-Up Payment the Employee shall retain an amount of the Grossed-Up Payment equal to the Excise Tax. The Company shall engage at its expense an outside accounting firm to determine whether Employee is subject to an Excise Tax, the amount of such Excise Tax, and the amount of any Grossed-Up Payment due to Employee pursuant to this paragraph, as well as the underlying assumptions used to make these determinations (the "Determination"). This Determination shall be made within 10 business days of the receipt of notice from Employee or the Corporation that there may have been an event giving rise to a liability for Excise Tax, and the Corporation shall pay the Employee the Grossed-Up Payment within five days of the receipt of the Determination. If any of the assumptions used in making the Determination subsequently proves to be incorrect, inaccurate, or otherwise in error, and if by reason thereof Employee is obligated to pay more in taxes, interest and penalties, than was assumed in the Determination, Employee shall notify the Corporation of such fact, and the Corporation shall request the outside accounting firm to recompute the amount of the Grossed-Up Payment due to Employee using the correct facts (the "Revised Determination"). This Revised Determination shall be made within 10 business days of the receipt of the notice from Employee, and the Corporation shall pay the Employee the difference between the Grossed-Up Payment as computed under the Revised Determination, and the Grossed-Up Payment as computed under the original Determination, within five days of the receipt of the Revised Determination with the result that Employee is held harmless on an after-tax basis for any excise or income tax (including resulting interest and penalties).

      e.  "Good Reason" shall mean any of the following events which have not been cured by the Corporation within 30 days of the Corporation's receiving notice thereof from Employee: (i) any material breach by the Corporation of its obligations under this Agreement, including the failure of the Corporation to pay Employee the salary or bonus, if any, or to provide the benefits, if any, in accordance with this Agreement; (ii) any material diminishment in Employee's status, title, duties, functions, responsibilities or authority or a change that requires Employee to report to someone other than the Board, or a material reduction of base salary or benefits; or (iii) the Corporation's requiring Employee to be based anywhere other than within twenty-five (25) miles of Employee's current principal place of employment, except for required travel on the business of the Corporation, or, in the event Employee consents to such relocation, the failure of the

  Corporation to pay or reimburse Employee for the reasonable costs incurred by Employee in connection with such relocation.

    16. Employee's Rights and Obligations Upon Termination of Employment by the Corporation With Cause. If Employee's employment is terminated by the Corporation with cause pursuant to paragraph 12(e) herein, then the Employee shall be entitled to the following in full satisfaction of all of his rights under this Agreement or at law.

      a.  Severance Pay. Employee shall not be entitled to any severance pay.

      b.  Employee's Rights to Compensation and Benefits. Employee shall only be entitled to the pro rata share of Compensation and Employee Benefits, if any, earned but not paid through the date of termination of employment. Employee shall only be entitled to such additional bonus, if any, which has been previously authorized by the Board of Directors, but has not been paid as of the date of termination of employment.

      c.  Employee's Obligations. Notwithstanding such termination of employment, Employee shall remain bound by the provisions of paragraphs 5, 8, 9, 10 and 11 hereof.

    17. Employee's Rights and Obligations Upon Termination of Employment By Employee. If Employee's employment is terminated by the Employee pursuant to paragraph 12(c) herein, then the Employee shall be entitled to the following in full satisfaction of all of his rights under this Agreement or at law:

      a.  Severance Pay. Employee shall be entitled to no severance pay; provided, however, that if the Company gives Employee written notice of its election to enforce the Agreement Not to Compete in paragraph 11 hereof within thirty (30) days of such termination of employment, then Employee shall be entitled to severance pay in an amount equal to the sum of his most recent Compensation and fifty percent (50%) of his Incentive Bonus, for the calendar year preceding such termination of employment. Such severance pay will be payable in accordance with the Corporation's normal pay practices over the 12 months following such termination of employment.

      b.  Employee's Rights to Compensation and Benefits. Employee shall be entitled to the pro rata share of Compensation and Employee Benefits, if any, which have been earned but not paid through the effective date of such termination of employment. Employee shall only be entitled to such additional bonus, if any, which has been previously authorized by the Board of Directors, but has not been paid as of the date of termination of employment.

      c.  Employee's Obligations. Notwithstanding such termination of employment, Employee shall remain bound by the provisions of paragraphs 5, 8, 9, and 10 hereof. In addition, the provisions of paragraph 11 shall apply only if the Company has made the election described in paragraph 17(a).

    18. Directorship. Upon the effective date of this Agreement, Employee shall be elected as a member of the Company's Board of Directors and shall serve in such capacity during the term of his employment with the Company. Upon Employee's termination of employment, for any reason, Employee agrees to resign immediately from his position as a Director of Corporation.

    19. Benefit. This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, including, but not limited to (i) any corporation which may acquire all or substantially all of the Corporation's assets and business, (ii) any corporation with or into which the Corporation may be consolidated or merged, or (iii) any corporation that is the successor corporation in a share exchange, and the Employee, his heirs, guardians and personal and legal representatives.

    20. Notices. All notices and communications hereunder shall be in writing and shall be deemed given when sent postage prepaid by registered or certified mail, return receipt requested, and, if intended for the Corporation, shall be addressed to it, to the attention of its President, at:

        Western Gas Resources, Inc.
        12200 North Pecos Street
        Denver, Colorado 80234

or at such other address which the Corporation shall have given notice to the Employee in the manner herein provided, and if intended for the Employee, shall be addressed to him at his last known residence, or at such other address at which the Employee shall have given notice to the Corporation in the manner provided herein:

        Employee: Peter A. Dea
        Address:

    21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

    22. Severability. In the event one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or any other application or modification thereof, shall not in any way be affected or impaired. The parties further agree that any such invalid, illegal or unenforceable provision or restriction shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any provision or restriction herein to be overly broad, or unenforceable, such court is hereby empowered and authorized to limit such provisions or restriction so that it is enforceable for the longest duration of time, within the largest geographical area and with the broadest scope.

    23. Miscellaneous.

      a.  Counterparts. This Agreement may be executed in more than one copy, each copy of which shall serve as an original for all purposes, but all copies shall constitute but one and the same Agreement.

      b.  Assignment. This Agreement is personal to each of the parties hereto, and neither party may assign nor delegate any of such party's rights or obligations hereunder without first obtaining the written consent of the other party.

      c.  Headings. All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of the provisions hereof.

      d.  Gender, Plurals and Pronouns. Throughout this Agreement, the masculine gender shall include the feminine and neuter, and the singular shall include the plural and vice versa, wherever the context and facts require such construction.

      e.  Binding Arbitration, Attorney's Fees and Expenses. If any dispute arises between the parties to this Agreement with respect to any amounts due hereunder to any one of the parties (but not as to whether the Corporation is obligated to provide legal representation to the Employee pursuant to Section 4 hereof), then both parties shall submit the dispute to binding arbitration. Both parties agree to be bound by the decision of such arbitration. The obligation to submit to binding arbitration shall not prevent either party from seeking a court order or an injunction enforcing the term of this Agreement. In the event of any binding arbitration between the parties, or any litigation to enforce any provision of this Agreement or any right of either party, the unsuccessful party to such arbitration or litigation shall pay the successful party all costs and expenses, including reasonable attorney's fees, incurred.

      f.   Waiver of Breach. The waiver by any party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

      g.  Entire Agreement. Except for the Indemnification Agreement, this Agreement contains all agreements, understandings, and arrangements between the parties hereto and no other exists. Except for the Indemnification Agreement, all previous agreements, understandings, and arrangements between the parties relating to employment are terminated by this Agreement. This Agreement may be amended, waived, changed, modified, extended or rescinded only by a writing signed by the party against whom such amendment, waiver, change, modification, extension or rescission is sought.

    IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first written above.

CORPORATION: WESTERN GAS RESOURCES, INC.
By	/s/ LANNY F. OUTLAW Lanny F. Outlaw Lanny F. Outlaw, authorized on behalf of the Board of Directors
EMPLOYEE:
/s/ PETER A. DEA Peter A. Dea

Exhibit A

INDEMNIFICATION AGREEMENT

    THIS INDEMNIFICATION AGREEMENT (this "Agreement"), effective as of November 1, 2001, between Western Gas Resources, Inc., a Delaware corporation (the "Company"), and Peter A. Dea (the "lndemnitee").

    WHEREAS, it is essential to the Company to retain and attract as officers and directors the most capable persons available;

    WHEREAS, Indemnitee is the Chief Executive Officer, President and director of the Company;

    WHEREAS, both the Company and Indemnitee recognize the increased risk of litigation and other claims being asserted against directors of public companies in today's environment;

    WHEREAS, the Bylaws of the Company require the Company to indemnify and advance expenses to its officers and directors to the full extent permitted by law and the Indemnitee has been serving and continues to serve as an officer or director of the Company in part in reliance on such Bylaws;

    WHEREAS, in recognition of Indemnitee's need for substantial protection against personal liability in order to enhance Indemnitee's continued service to the Company in an effective manner and Indemnitee's reliance on the aforesaid Bylaws, and in part to provide Indemnitee with specific contractual assurance that the protection promised by such Bylaws will be available to Indemnitee (regardless of, among other things, any amendment to or revocation of such Bylaws, or any change in the composition of the Company's Board of Directors or acquisition transaction relating to the Company), the Company wishes to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in this Agreement, and, to the extent insurance is maintained, for the continued coverage of Indemnitee under the Company's directors' and officers' liability insurance policies;

    NOW, THEREFORE, in consideration of the premises and of Indemnitee continuing to serve the Company directly or, at its request, another enterprise, and intending to be legally bound hereby, the parties hereto agree as follows:

1.
Certain Definitions:

(a)
Change in Control: shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d3 under said Act), directly or indirectly, of securities of the Company representing 20% or more of the total voting power represented by the Company's then outstanding Voting Securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of transactions) all or substantially all the Company's assets.

  (b)
  Claim: any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether instituted by the Company or any other party, that Indemnitee in good faith, believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other.

  (c)
  Expenses: include attorneys' fees and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Claim relating to any Indemnifiable Event.

  (d)
  Indemnifiable Event: any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by Indemnitee in any such capacity.

  (e)
  Independent Legal Counsel: an attorney or firm of attorneys, selected in accordance with the provisions of Section 3, who shall not have otherwise performed services for the Company or Indemnitee within the last five years (other than with respect to matters concerning the rights of Indemnitee under this Agreement, or of other indemnitees under similar indemnity agreements).

  (f)
  Potential Change in Control: shall be deemed to have occurred if (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (ii) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; (iii) any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the combined voting power of the Company's then outstanding Voting Securities, increases his beneficial ownership of such securities by five percentage points (5%) or more over the percentage so owned by such person; or (iv) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

  (g)
  Reviewing Party: any appropriate person or body consisting of a member or members of the Company's Board of Directors or any other person or body appointed by the Board who is not a party to the particular Claim for which Indemnitee is seeking indemnification, or Independent Legal Counsel.

  (h)
  Voting Securities: any securities of the Company which vote generally in the election of directors.

2.
Basic Indemnification Arrangement.

(a)
In the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee to the fullest extent permitted by law as soon as practicable but in any event no later than thirty days after written demand is presented to the Company, against any and all Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties or amounts paid in settlement) of such Claim. If so requested by Indemnitee, the Company shall advance (within two business days of such request) any and all Expenses to Indemnitee (an "Expense Advance").

(b)
Notwithstanding the foregoing, the obligations of the Company under Section 2(a) shall be subject to the condition that the Reviewing Party shall not have determined (in a written opinion, in any case in which the Independent Legal Counsel referred to in Section 3 hereof is involved) that Indemnitee would not be permitted to be indemnified under applicable law.

(c)
Notwithstanding the foregoing, the obligation of the Company to make an Expense Advance pursuant to Section 2(a) shall be subject to the condition that, if, when and to the extent that the Reviewing Party determines that Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid; provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court, of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed).

(d)
If there has not been a Change in Control, the Reviewing Party shall be selected by the Board of Directors, and if there has been such a Change in Control (other than a Change in Control which has been approved by a majority of the Company's Board of Directors who were directors immediately prior to such Change in Control), the Reviewing Party shall be the Independent Legal Counsel referred to in Section 3 hereof.

(e)
If there has been no determination by the Reviewing Party or if the Reviewing Party determines that Indemnitee. substantively would not be permitted to be indemnified in whole or in part under applicable law, Indemnitee shall have the right to commence litigation in any court in the States of Colorado or Delaware having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and Indemnitee.

(f)
Notwithstanding anything else contained herein, in no event shall Indemnitee be entitled to indemnification under this Agreement for any Claims that relate to liability: (i) under Section 16(b) of the Securities Exchange Act of 1934, as amended; (ii) under federal or state securities laws for "insider trading"; (iii) conduct finally adjudged as constituting active or deliberate dishonesty or willful fraud or illegality; (iv) conduct finally adjudged as producing an unlawful personal benefit to Indemnitee; or (v) prior to a Change of Control, under any Claim initiated by the Indemnitee unless the Board of Directors of the Company shall have authorized or consented to such Claim.

3.
Change in Control. The Company agrees that if there is a Change in Control of the Company (other than a Change in Control which has been approved by a majority of the Company's Board of Directors who were directors immediately prior to such Change in Control) then with respect to all matters thereafter arising concerning the rights of Indemnitee to indemnity payments and Expense Advances under this Agreement or any other agreement or Company Bylaw now or hereafter in effect relating to Claims for Indemnifiable Events, the Company shall seek legal advice only from Independent Legal Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld). Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent the Indemnitee would be permitted to be indemnified under applicable law. The Company agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to fully indemnify such counsel against any and all expenses (including attorneys' fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

4.
Establishment of Trust.

(a)
In the event of a Potential Change in Control, the Company shall: (i) upon written request by Indemnitee, create a trust for the benefit of Indemnitee, with the trustee chosen by Indemnitee; (ii) from time to time upon written request of Indemnitee, fund such trust in an amount sufficient to satisfy any and all Expenses reasonably anticipated at the time of each such request to be incurred in connection with investigating, preparing for and defending any Claim relating to an Indemnifiable Event, and any and all judgments, fines, penalties and settlement amounts of any and all Claims relating to an Indemnifiable Event from time to time actually paid or claimed, reasonably anticipated or proposed to be paid.

(b)
Notwithstanding anything else contained herein, in no event shall the Company be required to deposit more than Five Hundred Thousand Dollars ($500,000) in any trust created hereunder in excess of amounts deposited in respect of reasonably anticipated Expenses.

(c)
The amount or amounts to be deposited in the trust pursuant to the foregoing funding obligation shall be determined by the Reviewing Party, in any case in which the Independent Legal Counsel referred to above is involved.

(d)
The terms of the trust shall provide that upon a Change in Control (i) the trust shall not be revoked or the principal thereof invaded, without the written consent of the Indemnitee, (ii) the trustee shall advance, within two business days of a request by the Indemnitee, any and all Expenses to the Indemnitee (and the Indemnitee hereby agrees to reimburse the trust under the circumstances under which the Indemnitee would be required to reimburse the Company under Section 2(b) of this Agreement), (iii) the trust shall continue to be funded by the Company in accordance with the funding obligation set forth herein, (iv) the trustee shall promptly pay to Indemnitee all amounts for which Indemnitee shall be entitled to indemnification pursuant to this Agreement or otherwise, and (v) all unexpended funds in such trust shall revert to the Company upon a final determination by the Reviewing Party or a court of competent jurisdiction, as the case may be, that Indemnitee has been fully indemnified under the terms of this Agreement.

5.
Indemnification for Additional Expenses. The Company shall indemnify Indemnitee against any and all expenses (including attorneys' fees) and, if requested by Indemnitee, shall (within two business days of such request) advance such expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for (i) indemnification or advance payment of Expenses by the Company under this Agreement or any other agreement or Company Bylaw now or hereafter in effect relating to Claims for Indemnifiable Events and/or (ii) recovery under any directors' and officers' liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be.

6.
Partial Indemnity. Etc. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines, penalties and amounts paid in settlement of a Claim but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

7.
Burden of Proof. In connection with any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.

8.
No Presumptions. For purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law. In addition, neither the failure of the Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under applicable law shall be a defense to Indemnitee's claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief.

9.
Nonexclusivity. Etc. The rights of the Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Company's Bylaws or the Delaware General Corporation Law or otherwise. To the extent that a change in the Delaware General Corporation Law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company's Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

10.
Liability Insurance. To the extent the Company maintains an insurance policy or policies providing directors' and officers' liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director or officer.

11.
Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against Indemnitee, Indemnitee's spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action such shorter period shall govern.

12.
Amendments. Etc. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

13.
Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

14.
No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, Bylaw or otherwise) of the amounts otherwise indemnifiable hereunder.

15.
Binding Effect. Etc. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, executors and personal and legal representatives. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as an officer or director of the Company or of any other enterprise at the Company's request.

16.
Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired and shall remain enforceable to the fullest extent permitted by law.

17.
Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of November 1, 2001.

WESTERN GAS RESOURCES, INC.
By:	/s/ LANNY F. OUTLAW Lanny F. Outlaw, authorized on behalf of the Board of Directors
INDEMNITEE:
By:	/s/ PETER A. DEA Peter A. Dea

EXHIBIT B

WESTERN GAS RESOURCES, INC.
STOCK OPTION AGREEMENT

    THIS AGREEMENT ("Agreement"), effective as of November 1, 2001, by and between Western Gas Resources, Inc. and its successors and assigns (hereinafter called the "Corporation"), a Delaware corporation, and Peter A. Dea, Chief Executive Officer and President of the Corporation (hereinafter called the "Optionee").

R E C I T A L S:

    A.  The Optionee is eligible for stock options pursuant to an employment agreement effective October 15, 2001 ("Employment Agreement") by and between Optionee and Corporation under the terms and conditions of the Employment Agreement and this Agreement.

    B.  The Board of Directors of the Corporation considers it desirable and in the Corporation's best interests that the Optionee be given an opportunity to purchase shares of its Common Stock in order to provide incentive for the Optionee to remain with the Corporation and to promote the success of the Corporation.

    NOW, THEREFORE, in consideration of the promises exchanged herein, it is agreed as follows:

    1.  Grant of Option. The Corporation hereby grants as of November 1, 2001, (the "Grant Date") to the Optionee the right, privilege and option to exercise 300,000 shares ("Option") of the Common Stock, par value $0.10 (the "Common Stock") of the Corporation, at an exercise price equal to five dollars ($5.00) below the closing price per share for the Common Stock on the effective date of the Employment Agreement in the manner and subject to the conditions hereafter provided.

    2.  Period of Exercise of Option. This Option may be exercised in whole or in part, or in installments, from time to time, with respect to the shares covered hereby, in the amounts and at the times specified below. The Option or any portion thereof, once it becomes exercisable as specified below, shall remain exercisable until it shall expire in accordance with the provisions of this Agreement.

    a.  Notwithstanding anything to the contrary, no Option or portion thereof granted under this Agreement may be exercised after the earlier of (i) five (5) years after the date the Optionee has the right to exercise such Option or portion thereof, in accordance with paragraph 2(b), below; or (ii) ten (10) years after the date the Option is granted.

    b.  Except as expressly provided in Section 2(e), below, Optionee shall become entitled to exercise that portion of the Option and to purchase the percentage of the Common Stock subject to the Option in accordance with the following schedule:

      (1) Commencing one (1) year from the Grant Date, the Optionee shall have the right to exercise twenty-five percent (25%) of the Option and to purchase twenty-five percent (25%) of the Common Stock subject to the Option.

      (2) Commencing two (2) years from the Grant Date, the Optionee shall have the right to exercise twenty-five percent (25%) of the Option and to purchase twenty-five percent (25%) of the Common Stock subject to the Option.

      (3) Commencing three (3) years from the Grant Date, the Optionee shall have the right to exercise twenty-five percent (25%) of the Option and to purchase twenty-five percent (25%) of the Common Stock subject to the Option.

      (4) Commencing four (4) years from the Grant Date, the Optionee shall have the right to exercise twenty-five percent (25%) of the Option and to purchase twenty-five percent (25%) of the Common Stock subject to the Option.

    The Optionee's right to purchase Shares subject to the Option shall be cumulative, so that four (4) years from the Grant Date, the Optionee shall be entitled to exercise one hundred percent (100%) of the Option and to purchase all of the Common Stock subject to the Option, subject to all of the provisions of this Agreement.

    c.  Except as provided in Sections 2(d), 2(e) 2(f) and 2(g), Optionee may exercise an Option only if, at the time such Option is exercised, such Optionee is Chief Executive Officer and President of, and has continuously been employed since the grant of the Option, as the Chief Executive Officer and President by the Corporation.

    d.  If Optionee's employment is terminated without cause or by Optionee for Good Reason (as those terms are defined in the Employment Agreement) and Optionee ceases to be the Chief Executive Officer and President of the Corporation, all of the Options granted to such Optionee shall become one hundred percent (100%) exercisable, without regard to the provisions of Section 2(b) above; provided, however, that no such Option may be exercised after three (3) months from the later of such Optionee's date of termination or the date Optionee ceases to be the Chief Executive Officer and President. Upon expiration of said period, all unexercised Options, or portions thereof, shall terminate, be forfeited, and shall lapse.

    e.  If Optionee dies while he is Chief Executive Officer and President of the Corporation, or ceases to be the Chief Executive Officer and President as a result of disability, all of the Options granted to such Optionee shall become one hundred percent (100%) exercisable, without regard to the provisions of Section 2(b) above. In such event, the Options may be exercised by the disabled Optionee, or in the event of death, the person or persons to whom his rights under the Option shall pass by will, or by the applicable laws of descent and distribution; provided, however, that no such Option may be exercised after one hundred eighty (180) days from the later of such Optionee's date of death, or the date Optionee ceases to be the Chief Executive Officer and President as a result of disability, whichever is applicable. Upon expiration of said period, all unexercised Options, or portions thereof, shall terminate, be forfeited, and shall lapse.

    f.   If Optionee's employment is terminated by the Corporation for cause or by Optionee without good reason (as defined in the Employment Agreement) Optionee may, within three (3) months thereafter, subject to provisions of Sections 2 (a), (b) and (c), exercise the Option to the extent that the Option was exercisable as of the date of termination for cause. All unexercised Options, or portions thereof, shall terminate, be forfeited, and shall lapse.

    g.  Notwithstanding the provision of Section 2(b), above, in the event (1) there is a "Change of Control" of the Corporation as defined in the Employment Agreement; and (2) the Optionee is terminated as the Chief Executive Officer and President of the Corporation without cause or terminated by Optionee with Good Reason (as defined in the Employment Agreement), then all of the Options granted to such Optionee under this Agreement shall become one hundred percent (100%) exercisable, subject to the other provisions of this Section 2. All unexercised Options, or portions thereof, shall terminate, be forfeited, and shall lapse upon expiration of a three (3) month period, for any of the reasons set forth herein.

    3.  Method of Exercise. To exercise an Option, the Optionee, or his successors, shall give written notice to the Treasurer of the Corporation at its principal office. Said notice shall be accompanied by full payment of the shares being purchased. If the option is exercised by the successor of the Optionee following his death, proof shall also be submitted of the right of the successor to exercise the option. The Corporation shall not be required to transfer or deliver any certificate or certificates for shares purchased upon any such exercise of said option: (a) until after compliance with all then applicable requirements of law; and (b) prior to admission of such shares to listing on any stock exchange on which the stock may then be listed. In no event shall the Corporation be required to issue fractional shares to the Optionee.

    4.  Limitation Upon Exercise. The option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution and is exercisable, during the lifetime of the Optionee, only by the Optionee.

    5.  Limitation Upon Transfer. Except as otherwise provided herein, the option and all rights granted hereunder shall not be transferred by the Optionee, and may not be assigned, pledged, or hypothecated in any way and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer the option, or to assign, pledge, hypothecate or otherwise dispose of such option or of any rights granted hereunder, contrary to the provisions hereof, or upon the levy of any attachment or similar process upon such option or such rights, such option and such rights shall immediately become null and void.

    6.  Stock Adjustment. In the event of any change in Common Stock of the Corporation by reason of a stock split, stock dividend, recapitalization, exchange of shares, or other transaction, the number of shares remaining subject to the option and the option price per share shall be appropriately adjusted by the Board of Directors.

    7.  Corporate Reorganization. If there shall be any capital reorganization or consolidation or merger of the Corporation with another corporation or corporations, or any sale of all or substantially all of the Corporation's properties and assets to any other corporations, the Corporation shall take such action as may be necessary to enable the Optionee to receive upon any subsequent exercise of such option, in whole or in part, in lieu of shares of Common Stock, securities or other assets as were issuable or payable upon such reorganization, consolidation, merger or sale in respect of, or in exchange for such shares of Common Stock.

    8.  Rights of Stockholder. Neither the Optionee, his legal representative, nor other persons entitled to exercise the option shall be or have any rights of a stockholder in the Corporation in respect of the shares issuable upon exercise of the option granted hereunder, unless and until certificates representing such shares shall have been delivered pursuant to the terms hereof.

    9.  Rights of Optionee. Nothing contained in this Agreement shall confer upon Optionee any right to continue to remain as the Chief Executive Officer and President of the Corporation.

    10. Stock Reserved. The Corporation shall at all times during the term of this Agreement reserve and keep available such number of shares of its Common Stock as will be sufficient to satisfy the terms of this Agreement.

    11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Corporation.

    12. Incorporation of Employment Agreement by Reference. This Stock Option Agreement is subject to all of the terms and conditions contained in the Employment Agreement, a copy of which has been furnished to the Optionee.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

WESTERN GAS RESOURCES, INC.
By:	/s/ LANNY F. OUTLAW Lanny F. Outlaw, authorized on behalf of the Board of Directors
/s/ PETER A. DEA Optionee

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EMPLOYMENT AGREEMENT
  Exhibit A
INDEMNIFICATION AGREEMENT
  EXHIBIT B
WESTERN GAS RESOURCES, INC. STOCK OPTION AGREEMENT